Exhibit 21.10

Function(x) Inc.
Project Oda, Inc.
Sports Hero Inc.
Loyalize Inc.
Viggle Media Inc.
VX Acquisition Corp.
Viggle Merger Sub II Inc.
wetpaint.com, inc.
Dijit Media, Inc.